Exhibit 107

Calculation of Filing Fee Tables

 Schedule 14A
 (Form Type)

Soho House & Co Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$380,531,070 (1)	0.00015310	$58,259.31 (2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$380,531,070
Total Fees Due for Filing			$58,259.31
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$58,259.31

Capitalized terms used below but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of August 15, 2025 (the “Merger Agreement”), by and among Soho House & Co Inc. (the “Company”), EH Parent LLC and EH MergerSub Inc.

(1)
Aggregate number of securities to which transaction applies: As of August 4, 2025, the maximum number of securities of the Company to which this transaction applies is estimated to be 42,281,230, which consists of:

(a)
36,278,929 shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), entitled to receive the maximum payable per share merger consideration of $9.00 (which excludes any Owned Company Shares and Rollover Shares);

(b)
4,113,833 shares of the Company’s Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), entitled to receive the maximum payable per share merger consideration of $9.00 (which excludes any Rollover Shares);

(c)
1,363,134 shares of Class A Common Stock underlying 3,433,644 outstanding stock appreciation rights that are vested in accordance with their terms, which stock appreciation rights may be entitled to receive the maximum payable per share merger consideration of $9.00 minus any applicable base price (which excludes certain outstanding stock appreciation rights that are subject to Support Agreements);

(d)
411,934 shares of Class A Common Stock underlying outstanding restricted stock units that will vest on or before January 31, 2026, entitled to receive the maximum payable per share merger consideration of $9.00  (which excludes certain shares of Class A Common Stock underlying outstanding restricted stock units that are subject to Support Agreements); and

(e)
113,400 shares of Class A Common Stock underlying non-employee director unvested restricted stock units, entitled to receive the maximum payable per share merger consideration of $9.00 (which excludes certain shares of Class A Common Stock underlying unvested restricted stock units subject to Support Agreements).

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of August 4, 2025, the underlying value of the transaction was calculated based on the sum of:

(a)	the product of 36,278,929 shares of Class A Common Stock and the maximum payable per share merger consideration of $9.00;

(b)	the product of 4,113,833 shares of Class B Common Stock and the maximum payable per share merger consideration of $9.00;

(c)	the product of 1,363,134 shares of Class A Common Stock underlying outstanding stock appreciation rights and the maximum payable per share merger consideration of $9.00;

(d)
the product of 411,934 shares of Class A Common Stock underlying outstanding restricted stock units that will vest on or before January 31, 2026 and the maximum payable per share merger consideration of $9.00; and

(e)	the product of 113,400 shares of Class A Common Stock underlying non-employee director unvested restricted stock units and the maximum payable per share merger consideration of $9.00.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.